                                                                     Exhibit 4.1
                                                                     -----------
                                 NON-NEGOTIABLE
                                 --------------
                                PROMISSORY NOTE
                                ---------------


$7,000,000.00                                        April 20, 1999


          For value received, BOLT TECHNOLOGY CORPORATION, a Connecticut corporation ("Payor"), promises to pay to the order of ALBERT H. GERRANS, JR., at Post Office Box 694, Hempstead, Texas 77445 ("Holder"), or at such other address as Holder shall from time to time specify in writing, the principal sum of Seven Million and No/100 Dollars ($7,000,000.00) ("Note"), in legal and lawful money of the United States of America, with interest on the outstanding principal until paid at the rate of eight and one-quarter percent (8.25%) per annum. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

     1.   Payment Terms.
          -------------

          Interest only shall be due and payable monthly as it accrues on the first (1st) day of each and every calendar month, beginning May 1, 1999, and continuing regularly and monthly thereafter until April __, 2002 ("Final Maturity Date"). The principal of this Note shall be due and payable in quarter-annual installments of Four Hundred Twenty-Five Thousand and No/100 Dollars ($425,000.00) each, commencing August 1, 1999, and continuing regularly and quarter-annually thereafter on each successive November 1, February 1, and May 1, thereafter, until said Final Maturity Date, when the entire amount hereof, including all principal and interest then remaining unpaid, shall be then due and payable; interest shall be calculated on the unpaid principal to the date each payment is received, and the payment made credited first to the discharge of the interest accrued as of the date payment is received, and the balance to the reduction of the principal. Notwithstanding the foregoing, if prior to the Final Maturity Date, the Payor completes a public offering of the Payor's common stock pursuant to a Registration Statement filed under the Securities Act of 1933, as amended, other than a registration on Form S-8 in connection with a registration of shares to be offered pursuant to an employee benefit plan of Payor, then contemporaneously with the closing of such public offering and receipt by Payor of the net proceeds due to Payor from such offering, Payor shall make a payment to Holder in an amount equal to the lesser of: (i) all principal and interest then remaining due and unpaid hereunder, or
(ii) the net proceeds received by Payor from such offering. In the event that the amount paid by Payor is less than the then outstanding principal and interest hereunder, Payor shall thereafter continue to make scheduled payments of principal and interest hereunder until this Note is repaid in full.

     2.     Default Rate.
            ------------
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          Matured unpaid principal and interest shall bear interest from date of maturity until paid at the rate stated above plus five percent (5%) per annum.

     3.   Prepayment.
          ----------

          Payor reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal, and further shall be applied to the last maturing installment of principal due hereunder. Payor will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Holder indicated above, or such other place as the holder of this Note shall designate in writing to Payor.

     4.   Default.
          -------

          It is expressly provided that upon default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable, or upon the occurrence of an event of default specified in any of the other Security Documents (as defined below), the holder of this Note may, at his option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) foreclose all liens securing payment hereof, (iii) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Security Documents, at law or in equity, or (iv) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Payor agrees and promises to pay all costs of collection, including reasonable attorney's fees. Notwithstanding the foregoing, the Holder agrees to provide the Payor written notice at the address specified herein in the event of any default hereunder and the Payor shall have ten (10) days from the date of such notice to cure any such default, prior to Holder exercising any of the remedies set forth in (i) through
(iv) above.

     5.   Joint and Several Liability: Waiver.
          ------------------------------------

          Each maker, signer, surety and endorser hereof, as well as all heirs, successors and assigns of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Holder may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others. Except as otherwise herein provided, all such persons or entities expressly, including without limitation, the Payor waives presentment and demand for payment, notice of default (other than as provided herein), notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Holder in exercising any right hereunder shall be a waiver of such right or any other right under this Note.
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     6.   No Usury Intended: Usury Savings Clause.
          ----------------------------------------

          In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Payor hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

     7.   Security.   This Note is secured by the following:
          ---------

          (a) That certain Guaranty executed by A-G Geophysical Products, Inc. in favor of Holder dated as of even date herewith; and

          (b)  That certain Pledge Agreement executed by Payor this date.

This Note and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including but not limited to those documents described above, are hereinafter collectively referred to as the "Security
                                                                  --------
Documents." The holder of this Note is entitled to the benefits and security
---------
provided in the Security Documents.

     8.   Texas Finance Code.
          -------------------

          In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code and/or Articles lD.002 and lD.003 of the Texas Credit Title are applicable to this Note, the "weekly ceiling" specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

     9.   Governing Law. Venue.
          --------------------

          This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Harris County, Texas.

     10.  Stock Purchase Agreement.
          -------------------------

          This Note is issued pursuant to the terms of that certain Stock Purchase Agreement dated as of even date herewith, and represents a portion of the Purchase Price paid by the Payor to the Holder for the purchase of Four Thousand (4,000) shares of Common Stock of A-G Geophysical Products, Inc. this date.

     11.  Captions.
          --------

          The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

     12.  Notices.
          -------

          Any notice or other communication required or permitted to be delivered to any party under this Note shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by certified or registered mail (postage prepaid), return receipt requested, by courier or express delivery service or by confirmed facsimile to the address or facsimile telephone number set forth as follows or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto:

          To Holder:          Post Office Box 694
                              Hempstead, Texas  77445
                              Telephone Number:  409.826.6201
                              Facsimile Number:  409.826.2950

               with copy to:  Albert S. Weycer, Esq.
                              Weycer, Kaplan, Pulaski & Zuber, P.C.
                              Eleven Greenway Plaza
                              1400 Summit Tower
                              Houston, Texas  77046-1104
                              Telephone Number:  713.961.9045
                              Facsimile Number:  713.961.5341

          To Payor:           Four Duke Place
                              Norwalk, Connecticut  06854
                              Telephone Number:  203.853.0700
                              Facsimile Number:  203.854.9601

               with copy to:  Barbara A. Young, Esq.
                              Levett, Rockwood & Sanders
                              33 Riverside Avenue
                              Post Office Box 5116
                              Westport, Connecticut  06881
                              Telephone Number:  203.222.0885
                              Facsimile Number:  203.226.8025

     13. Cross-Default.
         -------------

          Should the Payor and/or A-G Geophysical Products, Inc. be in default (subject to applicable cure periods) of any of the terms and conditions of said Guaranty or the Security Agreement and Financing Statement also executed of even date therewith to secure said
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Guaranty, then this Note shall likewise be deemed to be in default. Should the
Payor be in default (subject to any applicable cure periods) of any of the terms and conditions of the Lease Agreement also executed of even date herewith by and between Payor and Albert H. Gerrans, Jr. and Patricia J. Gerrans, then this Note shall likewise be deemed to be in default.

     14.  Death, Permanent Disability or Voluntary Termination by Bolt of the
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Employment of Albert H. Gerrans, Jr.
------------------------------------

          Notwithstanding anything herein contained to the contrary, should Albert H. Gerrans, Jr. die, become permanently disabled or should his employment be voluntarily terminated by Payor without cause under the Employment Agreement of even date herewith, this Note shall immediately be due and payable, including all principal and interest, within one hundred twenty (120) days after such death, permanent disability or termination of employment shall have occurred.

                                    BOLT TECHNOLOGY CORPORATION,
                                    a Connecticut corporation


                                    By:    /s/ Raymond M. Soto
                                       -----------------------------
Name:   Raymond M.Soto
     ----------------------------------

Title:   Chairman and President
      ---------------------------------